Exhibit 99(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Trustees and Shareholders

Green Century Funds:

We consent to the use of our reports dated September 25, 2009, Green Century Balanced Fund and Green Century Equity Fund (collectively the “Funds”), as of July 31, 2009, incorporated herein by reference and to the references to our firm under the headings “FINANCIAL HIGHLIGHTS” and “Independent Registered Public Accounting Firm” in the prospectus and “Independent Registered Public Accounting Firm” in the statement of additional information.

/s/ KPMG LLP

Boston, Massachusetts

November 25, 2009